UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)*

      LEV PHARMACEUTICALS, INC.
(Name of Issuer)

COMMON STOCK, $.01 PAR VALUE PER SHARE
(Title of Class of Securities)

     36075R104
(CUSIP Number)

                     DECEMBER 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[ x ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

SCHEDULE 13G
CUSIP No.: 36075R104	Page 2 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Emigrant Capital Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	16,276,116 0 16,276,116 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,276,116*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.28%

12	TYPE OF REPORTING PERSON CO

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 3 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Emigrant Savings Bank

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK* SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK*	0 16,276,116 0 16,276,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,276,116

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.28%

12	TYPE OF REPORTING PERSON* CO

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 4 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Emigrant Bancorp, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK* SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK*	0 16,276,116 0 16,276,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,276,116

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.28%

12	TYPE OF REPORTING PERSON* CO

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 5 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) New York Private Bank & Trust Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK* SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK*	0 16,276,116 0 16,276,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,276,116*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.28%

12	TYPE OF REPORTING PERSON* CO

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 6 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Paul Milstein Revocable 1998 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK* SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK*	0 16,276,116 0 16,276,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,276,116*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.28%

12	TYPE OF REPORTING PERSON 00

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 7 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) David M. Seldin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	535,870 0 535,870 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535,870 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.47%

12	TYPE OF REPORTING PERSON IN

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 8 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Gilbert S. Stein

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	458,870 0 458,870 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 458,870 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.40%

12	TYPE OF REPORTING PERSON IN

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 9 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) John R. Hart

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	335,870 0 335,870 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 335,870 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.29%

12	TYPE OF REPORTING PERSON IN

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 10 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Barry S. Friedberg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	535,870 0 535,870 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535,870 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.47%

12	TYPE OF REPORTING PERSON IN

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 11 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Francis May

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	83,968 0 83,968 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,968 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.07%

12	TYPE OF REPORTING PERSON IN

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 12 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) HMM Investors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	360,000 0 360,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.32%

12	TYPE OF REPORTING PERSON PN

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 13 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Katherine Butkevich

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	20,000 0 20,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.02%

12	TYPE OF REPORTING PERSON IN

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 14 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Kenneth L. Walters

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARES OF COMMON STOCK SHARED VOTING POWER SHARES OF COMMON STOCK SOLE DISPOSITIVE POWER SHARES OF COMMON STOCK SHARED DISPOSITIVE POWER SHARES OF COMMON STOCK	20,001 0 20,001 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,001 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.02%

12	TYPE OF REPORTING PERSON IN

*See Item 7.

Item 1(a).	Name of Issuer: Lev Pharmaceuticals, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Lev Pharmaceuticals, Inc. 122 East 42nd Street Suite 2606 New York, NY 10168

Item 2(a).	Name of Person Filing:

This statment is filed by:

(i)	Emigrant Capital Corporation ("Emigrant") with respect to shares owned by it.

(ii)	Emigrant Savings Bank ("ESB") with respect to shares owned by Emigrant.

(iii)	Emigrant Bancorp, Inc. ("EBI") with respect to shares owned by Emigrant.

(iv)	New York Private Bank & Trust Corporation ("NYPBTC") with respect to shares owned by Emigrant.

(v)	Paul Milstein Revocable 1998 Trust (the "Trust") with respect to shares owned by Emigrant.

(vi)	David M. Seldin ("DMS") with respect to shares owned by him.

(vii)	Gilbert S. Stein ("GSS") with respect to shares owned by him.

(viii)	John R. Hart ("JRH") with respect to shares owned by him.

(ix)	Barry S. Friedberg ("BSF") with respect to shares owned by him.

(x)	Francis May ("FM") with respect to shares owned by him.

(xi)	HMM Investors, LLC ("HMM") with respect to shares owned by it.

(xii)	Katherine Butkevich ("KB") with respect to shares owned by her.

(xiii)	Kenneth L. Walters ("KW") with respect to shares owned by him. The foregoing persons are hereinafter sometimes referred to collectively as the "Reporting Persons."

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons, other than DMS, GSS, BSF, KB and KW is:
6 East 43rd Street
New York NY 10017

The residence address of DMS is:
1571 Oceanview Drive
Tierra Verde FL 33715

The residence address of GSS is:
8 High Meadow Court
Old Brookville, NY 11545

The residence address of BSF is:
134 East 71st Street
New York, NY 10021

The residence address of KB is:
345 E. 80th Street, Apt. 19D
New York, NY 10021

The residence address of KW is:
25 Muncy Drive
West Long Branch, NJ 07764

Item 2(c).	Citizenship:

Emigrant is a corporation organized under the laws of the State of Delaware, ESB is a New York savings bank, EBI is a corporation organized under the laws of the State of Delaware, NYPBTC is a corporation organized under the laws of the State of Delaware; and HMM is a limited liability company formed under the laws of the State of Delaware. All of the other Reporting Persons are United States citizens.

Item 2(d).	Title of Class of Securities: Common Stock, $0.01 par value (“Common Stock”)

Item 2(e).	CUSIP Number 36075R104

Item 3.	If this statement is filed pursuant to SS.SS.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is: Not applicable

Item 4. (i)	Ownership: Emigrant

(a)	Amount beneficially owned:

16,276,116 shares of Common Stock. Such shares consist of:
(i) 14,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 14.28%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 16,276,116 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 16,276,116 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

(ii)	Emigrant Savings Bank

(a)	Amount beneficially owned:

16,276,116 shares of Common Stock. Such shares consist of:
(i) 14,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 14.28%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 16,276,116 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 16,276,116 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

(iii)	Emigrant Bancorp, Inc.

(a)	Amount beneficially owned:

16,276,116 shares of Common Stock. Such shares consist of:
(i) 14,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 14.28%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 16,276,116 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 16,276,116 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

(iv)	NYPBTC

(a)	Amount beneficially owned:

16,276,116 shares of Common Stock. Such shares consist of:

(i) 14,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 14.28%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 16,276,116 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 16,276,116 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

(v)	The Trust

(a)	Amount beneficially owned:

16,276,116 shares of Common Stock. Such shares consist of:
(i) 14,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 14.28%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 16,276,116 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 16,276,116 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

(vi)	DMS

(a)	Amount beneficially owned: 535,870 shares of Common Stock. Such shares consist of: (i) 489,716 shares of Common Stock and (ii) 46,154 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.47%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 535,870 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 535,870 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

(vii)	GSS

(a)	Amount beneficially owned: 458,870 shares of Common Stock. Such shares consist of: (i) 435,793 shares of Common Stock and (ii) 23,077 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.40%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote 458,870 shares of Common Stock

(ii)	Shared power to vote or to direct the vote 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 458,870 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition 0 shares of Common Stock

(viii)	JRH

(a)	Amount beneficially owned: 335,870 shares of Common Stock. Such shares consist of: (i) 335,870 shares of Common Stock.

(b)	Percent Amount of class: .29%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote 335,870 shares of Common Stock

(ii)	Shared power to vote or to direct the vote 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 335,870 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition 0 shares of Common Stock

(ix)	BSF

(a)	Amount beneficially owned: 535,870 shares of Common Stock. Such shares consist of: (i) 489,716 shares of Common Stock and (ii) 46,154 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.47%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote 535,870 shares of Common Stock

(ii)	Shared power to vote or to direct the vote 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 535,870 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition 0 shares of Common Stock

(x)	FM

(a)	Amount beneficially owned: 83,968 shares of Common Stock. Such shares consist of: (i) 83,968 shares of Common Stock.

(b)	Percent Amount of class: 0.07%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote 83,968 shares of Common Stock

(ii)	Shared power to vote or to direct the vote 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 83,968 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition 0 shares of Common Stock

(xi)	HMM

(a)	Amount beneficially owned: 360,000 shares of Common Stock. Such shares consist of: (i) 360,000 shares of Common Stock.

(b)	Percent Amount of class: 0.32%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 360,000 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 360,000 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

(xii)	KB

(a)	Amount beneficially owned: 20,000 shares of Common Stock. Such shares consist of: (i) 15,385 shares of Common Stock and (ii) 4,615 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.02%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 20,000 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 20,000 shares of Common Stock

(xiii)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

(xiii)	KW

(a)	Amount beneficially owned: 20,001 shares of Common Stock. Such shares consist of: (i) 15,385 shares of Common Stock and (ii) 4,616 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.02%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 20,000 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 20,000 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 0 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Emigrant is a wholly-owned subsidiary of ESB, which is a wholly-owned subsidiary of EBI, which is a wholly-owned subsidiary of NYPBTC. The Trust owns 100% of the voting stock of NYPBTC. ESB, EBI, NYPBTC and the Trust may be deemed to be the beneficial owners of the shares of Common Stock owned by Emigrant.

Item 8.	Identification and Classification of Members of the Group:

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: June 25, 2007

EMIGRANT CAPITAL CORPORATION

By: /s/ John R. Hart
        Name: John R. Hart
        Title: President & CEO

HMM INVESTORS, LLC

By: /s/ David M. Seldin
        Name: David M. Seldin
        Title: Member

        /s/ David M. Seldin
        David M. Seldin

        /s/ Gilbert S. Stein
        Gilbert S. Stein

        /s/ John R. Hart
        John R. Hart

        /s/ Barry S. Friedberg
        Barry S. Friedberg

        /s/ Francis May
        Francis May

        /s/ Katherine Butkevich
        Katherine Butkevich

        /s/ Kenneth L. Walters
        Kenneth L. Walters

EMIGRANT SAVINGS BANK

By: /s/ Daniel C. Hickey
        Name: Daniel C. Hickey
        Title: Senior Vice President

EMIGRANT BANCORP, INC.

By: /s/ Daniel C. Hickey
        Name: Daniel C. Hickey
        Title: Senior Vice President

NEW YORK PRIVATE BANK & TRUST
CORPORATION

By: /s/ Howard P. Milstein
        Name: Howard P. Milstein
        Title: President and Chief Executive Officer

PAUL MILSTEIN REVOCABLE 1998 TRUST

By: /s/ Howard P. Milstein
        Name: Howard P. Milstein
Title: Trustee

EXHIBIT INDEX

Exhibit Number 1	Exhibit Joint Filing Agreement, dated June 25, 2007, by and among the Reporting Persons.